NEWS                                                                Exhibit 99.1

For Release     Immediate


Contacts        (News Media) Anthony Zehnder, Corporate Communications
                312.396.7086
                (Investors)  Scott Galovic, Investor Relations
                317.817.3228



             Conseco Declines Proposal from Steel Partners II, L.P.;
            Proposal Would Reduce Conseco's Financial Flexibility and
                   Potentially Disadvantage Other Shareholders

Carmel, Ind., May 29, 2008: Conseco, Inc. (NYSE:CNO) today announced that it is declining to support a proposal made by Steel Partners II, L.P. to increase its percentage ownership of Conseco up to 22%. A copy of the response letter sent to Steel Partners by Conseco is attached to this press release.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


                                    - more -

May 29, 2008

Steel Partners II, L.P.
590 Madison Avenue
32nd Floor
New York, NY  10022
Attn: Mr. Jack L. Howard

Dear Jack:

Thank you for your letter of May 19th, 2008. On behalf of the Board of Directors of Conseco, Inc. ("Conseco" or the "Company"), we appreciate your interest in the Company as demonstrated by your group's substantial share ownership. The Conseco Board discussed your letter at a regularly scheduled meeting.

You indicated in the letter your intention to seek permission to become a "controlling person" as defined by the various state insurance codes. The letter also indicated that you intend to seek permission from our regulators to increase your shareholding from 10% up to 22%, the maximum you calculated as permissible without tripping the limitations on utilization of the Company's tax loss carry-forward under Section 382 of the Internal Revenue code. Your stated intention is to accomplish this through a "modified Dutch auction" structure. The Letter sought the support of Conseco in complying with "all applicable law and regulatory filings" and supporting your application with the regulators.

In order to increase its holding above 10%, Steel Partners will be required to file an Acquisition of Control (Form A) Application with, and receive the approval of, the insurance regulatory authorities in Arizona, Indiana, Illinois, New York, Pennsylvania and Texas, the six states in which Conseco's insurance subsidiaries are domiciled. In considering the Form A application by Steel Partners, the insurance regulators generally must find that the applicant meets certain statutory standards. Among these statutory standards, the applicable insurance regulatory authorities must determine that the Form A applicant has the experience and integrity appropriate to be in control of 100% of a regulated insurance company, as no further approvals are generally required to increase the potential controlling person's shareholding. The insurance authorities may seek specific undertakings by the potential controlling person or by the Company. The Form A process involves extensive disclosure by the potential controlling person and all of its directors, officers and controlling persons as well as disclosures regarding the Form A applicant's future plans for the company that is the subject of the Form A Application. In certain states, the Form A approval process also often involves extensive public comment and public hearings. If you choose to pursue the Form A process, we will comply with any regulatory obligations that we have, but otherwise we will not support or agree not to object to your applications for the reasons discussed below.


                                    - more -

Conseco appreciates the interest of you, and any other shareholder, in purchasing its shares. However, as we have publicly disclosed, Conseco has substantial tax loss carry-forwards that, as you noted, are an extremely valuable asset. As we have also publicly disclosed, including in our most recent 10-Q, the utilization of such tax loss carry-forwards depends, among many other things, on the application of Section 382 of the Internal Revenue Code. Section 382 substantially limits a corporation's ability to utilize its tax loss carry-forwards if the corporation undergoes an "ownership change" as defined by
Section 382. The determination of whether a corporation has undergone an ownership change is highly complex, but, in general, increases in ownership by those individuals or institutions owning 5% or more (by value) of the corporation's stock (whether through share repurchases or issuances by the corporation) that aggregate to over 50% during any three year period (the "Section 382 Limit") result in an ownership change and, therefore, potentially severely restricts the corporation's ability to utilize its tax loss carry-forwards.

A substantial increase in holdings by one shareholder already owning more than 5%, such as Steel Partners, may therefore limit future actions by the Company or by its other significant shareholders. Should the Section 382 Limit be approached the Company would be forced to restrict its share repurchases for up to three years, including any repurchases that might otherwise have resulted from the Company's previously announced authorized share repurchase program, its on-going strategic review or otherwise. The Company also would be unable to consider any action involving a new issuance of shares to any shareholder who owns 5% or more (by value). Further, should the Section 382 Limit be approached, the Company might be obliged to seek to limit the ownership positions of all current and prospective shareholders to a level below 5% (or equal to their existing positions, if already above 5%) in the interests of maintaining the value of the Company's valuable tax assets on behalf of all shareholders. The complexity of the Section 382 calculation, and uncertainty about events that would affect the calculation over three years into the future, suggests that the Company should be prudent in maintaining a substantial margin in its Section 382 calculation in order to maintain the value of its tax loss carry-forwards.

To date, the 10% ownership limit established by the state regulatory authorities has provided comfort to the Company that the Section 382 Limit would not be breached. The Company believes it is not in the interests of all shareholders for any individual shareholder to exceed this limit. We believe it is inappropriate to give preference to one shareholder over others and therefore, and for the reasons discussed above, we will not support your proposal.

As we previously announced, we are engaged in a review of strategic alternatives which we believe will enhance shareholder value. This is the highest priority for our Board and our executive management team, and we strongly disagree with the suggestions to the contrary in your letter. We are available to discuss these matters with you if you require further clarification. Thank you again for your interest in Conseco.

Sincerely,


C. James Prieur
Chief Executive Officer, Conseco, Inc.

                                   - # # # # -